CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Callable Contingent Market Participation Notes Linked to the Russell 2000® Index due May 6, 2010	$56,964,000	$3,178.59
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158385
July 30, 2009
PRICING SUPPLEMENT
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $56,964,000 Callable Contingent Market Participation Notes Linked to the Russell 2000® Index due May 6, 2010
General
•
Terms used in this pricing supplement are described or defined herein, in the accompanying product supplement, prospectus supplement and prospectus. The notes offered will have the terms described in the product supplement, prospectus supplement or prospectus. The notes are not principal protected, and you may lose up to 100.00% of your initial investment.

•	This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.
•	All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Callable Contingent Market Participation Notes.
•	This pricing supplement relates to a single note offering. The purchaser of a note will acquire a security linked to the single reference asset described below.
•
Although the offering relates to a reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any component security included in the reference asset or as to the suitability of an investment in the related notes.

•	Senior unsecured obligations of HSBC USA Inc. maturing May 6, 2010.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede.
Key Terms
Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)*
Reference Asset:	The Russell 2000® Index (“RTY”) (the “reference asset”)
Knock-Out Event:
A knock-out event occurs if, at any time during the observation period, the official closing level (as defined below) has decreased, as compared to the initial level, by more than the knock-out buffer amount.

Knock-Out Buffer Amount:	18.00%
Maximum Return:	10.00%
Contingent Minimum Return:	2.00%
Principal Amount:	$1,000 per note.
Trade Date:	July 30, 2009
Pricing Date:	July 30, 2009
Original Issue Date:	August 4, 2009
Final Valuation Date:	May 3, 2010, subject to adjustment as described in the accompanying product supplement.
Observation Period:	The period beginning on and excluding the pricing date and ending on and including the final valuation date.
Maturity Date:
3 business days after the final valuation date and is expected to be May 6, 2010.  The maturity date is subject to further adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Payment at Maturity:
If the notes are not subject to an automatic early redemption and a knock-out event has occurred, you will receive a cash payment on the maturity date that will reflect the performance of the reference asset, subject to the maximum return. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as the lesser of:

(a) $1,000 + ($1,000 × Reference Return) and
(b) $1,000 + ($1,000 × maximum return).

If a knock-out event has occurred and the final level is less than the initial level, you will lose some or all of your investment. This means that if the reference return is -100.00%, you will lose your entire investment.

If the notes are not subject to an automatic early redemption and a knock-out event has not occurred, you will receive a cash payment on the maturity date that will reflect the performance of the reference asset, subject to both the contingent minimum return and the maximum return. If a knock-out event has not occurred, your payment at maturity per $1,000 principal amount note will equal the lesser of (1) $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the reference return and (ii) the contingent minimum return; and (2) $1,000 plus the product of (a) $1,000 multiplied by (b) the maximum return.  For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?” herein.

Call Date:
The call date, if any, will be the first business day of any calendar week where the official closing level for such date is greater than the call level, provided that such day occurs on or after August 10, 2009 and on or before the final valuation date.

Automatic Early Redemption:	The issuer will redeem the notes in whole but not in part on the applicable call payment date at an amount equal to 110.00% of the principal amount.
Call Level:	613.58, which is 110% of the Initial Level.
Call Payment Date:	3 business days following the call date.
Reference Return:	The quotient, expressed as a percentage, of (i) the final level minus the initial level divided by (ii) the initial level, expressed as a formula:
Final Level – Initial Level Initial Level
Initial Level:	557.80, which was the official closing level of the reference asset as determined by the calculation agent on the pricing date.
Final Level:	The official closing level of the reference asset on the final valuation date, as determined by the calculation agent.
Official Closing Level:	The closing level of the reference asset on any scheduled trading day as determined by the calculation agent and displayed on Bloomberg Professional® service page “RTY <Index>”.
CUSIP/ISIN:	4042K0YJ8 / US4042K0YJ86
Form of Notes:	Book-Entry
Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
* A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.
Investment in the notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 3 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.  We may use this pricing supplement in the initial sale of notes.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
We have appointed J.P. Morgan Securities Inc. as placement agent for the sale of the notes.  J.P. Morgan Securities Inc. will offer the notes to investors directly or through other registered broker-dealers.
	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$7.50	$992.50
Total	$56,964,000	$427,230	$56,536,770
(1) Certain fiduciary accounts will pay a purchase price of $992.50 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
JPMorgan
Placement Agent
July 30, 2009

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the reference asset identified on the cover page. The purchaser of a note will acquire a security linked to the reference asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to a single reference asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any securities comprising the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009. If the terms of the notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 3 of this pricing supplement and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:
•	the product supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm
•	the prospectus supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
•	the prospectus at http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this pricing supplement to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

Selected Purchase Considerations

•
APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the reference asset at maturity, subject to the maximum return. If the notes are not subject to an automatic early redemption and a knock-out event has not occurred, in addition to the principal amount, you will receive at maturity at least the contingent minimum return of 2.00% on the notes, or a minimum payment at maturity of  $1,020.00 for every $1,000 principal amount note. Even if a knock-out event has occurred, if the notes are not subject to an automatic early redemption and the final level is greater than the initial level, in addition to the principal amount, you will receive at maturity a return on the notes equal to the reference return, up to the maximum return on the notes of 10.00%. Because the notes are our senior unsecured obligations, payment of any amount at maturity or upon automatic early redemption is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — If a knock-out event has occurred, you will lose 1.00% of the principal amount for every 1.00% decline of the level of the reference asset during the observation period.  If a knock-out event has occurred and the reference return is -100.00%, you will lose your entire investment.

•
DIVERSIFICATION OF THE RUSSELL 2000® INDEX — The return on the notes is linked to the Russell 2000® Index. The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000ETM Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the reference asset, see the information set forth under “Description of the Reference Asset” herein.

•
TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of the notes.  Under one approach, the notes should be treated as executory contracts with respect to the reference asset.  We intend to treat the notes consistent with this approach.  Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the notes as executory contracts with respect to the reference asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the notes prior to their maturity or an earlier redemption, sale or exchange and we intend to treat any gain or loss upon maturity or an earlier redemption, sale or exchange as short-term capital gain or loss for U.S. federal income tax purposes.  For a further discussion of U.S. federal income tax consequences related to the notes, see the section “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the reference asset or any of the component securities of the reference asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and prospectus supplement.

•
SUITABILITY OF NOTES FOR INVESTMENT – A person should reach a decision to invest in the notes after carefully considering, with his or her advisors, the suitability of the notes in light of his or her investment objectives and the information set out in this pricing supplement.  Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the notes for investment.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the reference asset and will depend on whether the notes are subject to an automatic early redemption, whether a knock-out event has occurred and whether, and the extent to which, the reference return is positive or negative. If the official closing level has declined, as compared to the initial level, by more than the knock-out buffer amount of 18.00% at any time during the observation period, a knock-out event has occurred, and the protection provided by the knock-out buffer amount will terminate. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100.00% OF YOUR INVESTMENT.

•
CREDIT RISK OF HSBC USA INC. — The notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.

•	MAXIMUM RETURN — You will not participate in any increase in the level of the index beyond the maximum return of 10.00%. YOU WILL NOT RECEIVE A RETURN ON THE NOTES GREATER THAN THE MAXIMUM RETURN.

•
YOUR INVESTMENT IS SUBJECT TO A REINVESTMENT RISK — If the notes are subject to an automatic early redemption, the holding period over which you would receive the amount payable upon automatic early redemption may be less than the full term of the notes.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk following an automatic early redemption.

•
YOUR PROTECTION MAY TERMINATE AT ANY TIME DURING THE TERM OF THE NOTES — If the official closing level at any time during the observation period declines from the initial level by more than the knock-out buffer amount of 18.00%, you will at maturity be fully exposed to any decline in the level of the reference asset. We refer to this feature as a contingent buffer. Under these circumstances, if the final level is less than the initial level, you will lose 1.00% of the principal amount of your investment for every 1.00% decrease in the final level as compared to the initial level. You will be subject to this potential loss of principal even if the level of reference asset subsequently increases such that the official closing level is less than the initial level by not more than the knock-out buffer amount of 18.00%, or is equal to or greater than the initial level. As a result, you may lose some or all of your investment.  Your return on the notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.

•
YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE AT ANY TIME DURING THE TERM OF THE NOTES — If the official closing level at any time during the observation period declines from the initial level by more than the knock-out buffer amount of 18.00%, you will not be entitled to receive the protection provided by the contingent minimum return on the notes. Under these circumstances, you may lose some or all of your investment at maturity and will be fully exposed to any decline in the level of the reference asset.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of notes by you  prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the reference asset would have.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. intends to offer to purchase the notes in the secondary market but is not required to do so and may cease making such offers at any time. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the level of the reference asset and the value of the notes.

•
THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION — The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of the Issuer, and in the event that the Issuer is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes or at the call payment date, if applicable. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the reference asset on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	that the notes are subject to an automatic early redemption;

•	the expected volatility of the reference asset;

•	the time to maturity of the notes;

•	whether a knock-out event has occurred;

•	the dividend rate on the equity securities underlying the reference asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table and graph assume the notes are not subject to an automatic early redemption and illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the initial level of 557.80, the knock-out buffer amount of 18.00%, the contingent minimum return on the notes of 2.00% and the maximum return of 10.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Reference Return	Total Return
		Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
1004.04	80.00%	10.00%	10.00%
948.26	70.00%	10.00%	10.00%
892.48	60.00%	10.00%	10.00%
836.70	50.00%	10.00%	10.00%
780.92	40.00%	10.00%	10.00%
725.14	30.00%	10.00%	10.00%
669.36	20.00%	10.00%	10.00%
641.47	15.00%	10.00%	10.00%
613.58	10.00%	10.00%	10.00%
585.69	5.00%	5.00%	5.00%
568.96	2.00%	2.00%	2.00%
563.38	1.00%	2.00%	1.00%
557.80	0.00%	2.00%	0.00%
529.91	-5.00%	2.00%	-5.00%
502.02	-10.00%	2.00%	-10.00%
474.13	-15.00%	2.00%	-15.00%
457.40	-18.00%	2.00%	-18.00%
446.24	-20.00%	N/A	-20.00%
390.46	-30.00%	N/A	-30.00%
334.68	-40.00%	N/A	-40.00%
278.90	-50.00%	N/A	-50.00%
223.12	-60.00%	N/A	-60.00%
167.34	-70.00%	N/A	-70.00%
111.56	-80.00%	N/A	-80.00%
55.78	-90.00%	N/A	-90.00%
0.00	-100.00%	N/A	-100.00%
(1)	The official closing level has not declined, as compared to the initial level, by more than 18.00% at any time during the observation period.
(2)	The official closing level has declined, as compared to the initial level, by more than 18.00% at any time during the observation period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated. The following examples illustrate how the amount payable at maturity or payment upon automatic early redemption would be calculated with respect to a hypothetical $1,000 investment in the notes.

Example 1: The notes are not redeemed, a knock-out event has not occurred and the level of the reference asset increases from the initial level of 557.80 to a final level of 563.38. Because a knock-out event has not occurred and the reference return of 1.00% is less than the contingent minimum return of 2.00%, the investor benefits from the contingent minimum return and receives a payment at maturity of $1,020.00 per $1,000 principal amount note.

Example 2: The notes are not redeemed, a knock-out event has not occurred, and the level of the reference asset decreases from the initial level of 557.80 to a final level of 474.13. Because a knock-out event has not occurred and the reference return of -15.00% is less than the contingent minimum return of 2.00%, the investor benefits from the contingent minimum return and receives a payment at maturity of $1,020.00 per $1,000 principal amount note.

Example 3: The notes are not redeemed, a knock-out event has not occurred, and the level of the reference asset increases from the initial level of 557.80 to a final level of 613.58. Because a knock-out event has not occurred the reference return of 10.00% is greater than the contingent minimum return of 2.00%, the investor receives a payment at maturity of $1,100.00 per $1000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 10.00%) = $1,100.00

Example 4: The notes are not redeemed, a knock-out event has not occurred, and the level of the reference asset increases from the initial level of 557.80 to a final level of 641.47. Because a knock-out event has not occurred and the reference return of 15.00% is greater than maximum return of 10.00%, the investor is limited by the maximum return and receives a payment at maturity of $1,100.00 per $1000 principal amount note, the maximum payment at maturity, calculated as follows:

$1,000 + ($1,000 × 10.00%) = $1,100.00

Example 5: The notes are not redeemed, a knock-out event has occurred, and the level of the reference asset decreases from the initial level of 557.80 to a final level of 502.02. Because a knock-out event has occurred, and the reference return is -10.00%, the investor is exposed to the performance of the reference asset and receives a payment at maturity of $900.00 per $1,000.00 principal amount note, calculated as follows:

$1,000 + ($1,000 × -10.00%) = $900.00

Example 6: The notes are not redeemed, a knock-out event has occurred, and the level of the reference asset increases from the initial level of 557.80 to a final level of 585.69. Because a knock-out event has occurred and the reference return is 5.00%, the investor receives a payment at maturity of $1,050.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5.00%) = $1,050.00

Example 7: The notes are not redeemed prior to maturity, a knock-out event has occurred, and the level of the reference asset increases from the initial level of 557.80 to a final level of 641.47. Because a knock-out event has occurred and the reference return of 15.00% is greater than the maximum return of 10.00%, the investor is limited by the maximum return and receives a payment at maturity of $1,100.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 10.00%) = $1,100.00

Example 8: The notes are redeemed prior to or at maturity.  There is a date, from and including August 10, 2009 to the final valuation date, that is the first business day of a calendar week and the official closing level on such date is greater than 613.58 (110% of the hypothetical initial level).  Such date is the call date and the notes are subject to an automatic early redemption.  On the call payment date, which will be 3 business days following the call date and which may be on or before the maturity date, you will receive an amount equal to 110% of your principal amount invested, or $1,100.00 per $1,000 principal amount note.

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in any reference asset or any of the securities comprising any reference asset or any underlying index.  All disclosures contained in this pricing supplement regarding a reference asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any reference asset or any constituent included in any reference asset contained in this pricing supplement.  You should make your own investigation into each reference asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The Russell 2000® Index (“RTY”)

We have derived all information relating to the reference asset, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Russell Investment Group.  Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the reference asset at any time.

Russell Investment Group publishes the reference asset.

RTY is an index calculated, published, and disseminated by the Russell Investment Group, and measures the composite price performance of stocks of 2,000 companies incorporated and domiciled in the United States and its territories.  All 2,000 stocks are traded on the New York Stock Exchange, or NASDAQ, and form a part of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  RTY is designed to track the performance of the small capitalization segment of the United States equity market.

Only stocks belonging to companies domiciled in the U.S. are allowed into RTY.  Preferred and convertible preferred stock, paired shares, redeemable shares, warrants, participating preferred stock, trust receipts, rights, royalty trusts, limited liability companies, pink sheets, limited partnership, OTC Bulletin Board companies and closed-end mutual funds are excluded from RTY.  Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in RTY, although exceptions to this general rule have been made where the Russell Investment Group has determined that each class of securities acts independently of the other.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in RTY.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below.  Based on closing values on May 31 of each year, the Russell Investment Group reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies.  As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year.  Real-time dissemination of RTY began on January 1, 1987.

Computation of RTY

RTY is a capitalization-weighted index.  RTY reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date.  RTY is determined by adding the market values of the component stocks, which are gotten by multiplying the price of each stock by the number of available shares, to get the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of RTY on the base date of December 31, 1986.  The most recently traded price for a security will be used in determining RTY.  If a component security is not open for trading, the most recently traded price for that stock will be used.  The divisor is adjusted to reflect certain events in order to provide consistency for RTY.  The events include changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other changes.  Available shares are considered to be available for trading.  Exclusion of market value held by other listed companies and large holdings by private investors (10% or more) is based on information recorded in Securities and Exchange Commission filings.

Annual reconstitution is the process by which RTY is completely rebuilt.  Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment.  Companies may get bigger or smaller over time, or change in style characteristics.  Reconstitution ensures that the correct companies are represented in RTY.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings.  Other sources are used in cases of missing or questionable data.

The following types of shares considered unavailable for the purposes of capitalization determinations:

•
ESOP or LESOP shares – shares of corporations that have Employee Stock Ownership Plans (“ESOP”) or Leveraged Employee Stock Ownership Plans (“LESOP”) that comprise 10.00% or more of the shares outstanding are adjusted;

•
Corporate cross-owned shares – when shares of a company in RTY are held by another company also in RTY, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

•
Large private and corporate shares – when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding.  However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

•	Unlisted share classes – classes of common stock that are not traded on a United States securities exchange or NASDAQ.

The following summarizes the types of RTY maintenance adjustments and indicates whether or not an index adjustment is required.

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“No Replacement” Rule – Securities that leave RTY for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced.  Therefore, the number of securities in RTY will fluctuate according to corporate activity.

•
Rule for Corporate Action-Driven Changes – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from RTY at the open of trading on the ex-date using the previous day's closing prices.

•
When acquisitions or mergers take place within RTY, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of RTY.  Shares are updated for the acquiring stock at the time the transaction is final.  Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e. the Russell 3000® Index or the Russell 1000® Index), the shares for the acquiring stock were not adjusted until month end.

•
Deleted Stocks – When deleting stocks from RTY as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the over-the-counter (“OTC”) Bulletin Board price.  Previously, prices used to reflect delisted stocks were the last traded price on the Primary Exchange.  There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest Primary Exchange closing price available will be used.

•
Additions for Spin-Offs – Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in RTY at the latest reconstitution.

•
Quarterly IPO Additions – Eligible companies that have recently completed an initial public offering (“IPO”) are added to RTY at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.  Market adjustments will be made using the returns of the Russell 3000® Index.  Eligible companies will be added to RTY using their industry's average style probability established at the latest constitution.

In order for a company to be added to RTY in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements.  Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end : (i) price/trade; (ii) rank larger in total market capitalization than the market-adjusted smallest company in RTY as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

Each month, RTY is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Only cumulative changes to shares outstanding greater than 5.00% are reflected in RTY.  This does not affect treatment of major corporate events, which are effective on the ex-date.

License Agreement with Russell Investment Group

We have entered, or are exploring entering, into a non-exclusive license agreement with Russell Investment Group, whereby we and our affiliates and subsidiary companies, in exchange for a fee, will be permitted to use RTY, which is owned and published by Russell Investment Group, in connection with certain products, including the securities.

The securities are not sponsored, endorsed, sold or promoted by the Russell Investment Group (including its affiliates).  Russell Investment Group has not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the securities.  Russell Investment Group makes no representation or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of RTY to track general stock market performance.  Russell Investment Group has no relationship to HSBC other than the licensing of RTY and the related trademarks for use in connection with the securities, which index is determined, composed and calculated by Russell Investment Group without regard to HSBC or the securities.  Russell Investment Group has no obligation to take the needs of HSBC or the owners of the securities into consideration in determining, composing or calculating RTY.  Russell Investment Group is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  Russell Investment Group has no liability in connection with the administration, marketing or trading of the securities.

Russell Investment Group is under no obligation to continue the calculation and dissemination of RTY and the method by which RTY is calculated and the name “Russell 2000®” or “RTY” may be changed at the discretion of Russell Investment Group.  No inference should be drawn from the information contained in this pricing supplement that Russell Investment Group makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the securities in particular or the ability of RTY to track general stock market performance.  Russell Investment Group has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating RTY.  Russell Investment Group is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the securities or in the determination or calculation of the equation by which the securities are to be settled in cash.  Russell Investment Group has no obligation or liability in connection with the administration, marketing or trading of the securities.  The use of and reference to RTY in connection with the securities have been consented to by Russell Investment Group.

Russell Investment Group disclaims all responsibility for any inaccuracies in the data on which RTY is based, or any mistakes or errors or omissions in the calculation or dissemination of RTY.

Historical Performance of Reference Asset

The following graph sets forth the historical performance of the reference asset based on the weekly historical closing levels from January 2, 2003 through July 30, 2009.  The closing level for the reference asset on July 30, 2009 was 557.80. We obtained the closing levels below from Bloomberg Financial service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial  service.

The historical levels of the reference asset should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the reference asset will result in the return of any of your initial investment.

Supplemental Plan of Distribution
J.P. Morgan Securities Inc. will act as placement agent for the notes and will receive a fee from the Issuer that will not exceed $7.50 per $1,000 face amount of notes.  See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.